File No. 333-84309

                               U.S.$5,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE


      Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

    The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 91                         Trade Date:     05/31/2001
(To Prospectus dated August 12, 1999)             Issue Date:     06/05/2001

The date of this Pricing Supplement is May 31, 2001

    CUSIP         Stated
     or           Interest                   Price to
Common Code       Rate          Maturity     Public 1     Reallowance
-----------       --------      --------     --------     -----------
 37042 GMW3       4.850%        06/15/2003    100%         .3000%
 37042 GMX1       5.350%        06/15/2004    100%         .4500%
 37042 GMY9       5.900%        06/15/2006    100%         .7500%
 37042 GMZ6       6.700%        06/15/2011    100%        1.1000%


Payment           Survivor's                 Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Monthly           Yes           No
Quarterly         Yes           No
Semi-Annual       Yes           No
Semi-Annual       Yes           Yes*    *Callable at 100% on 06/15/2003
                                        and every coupon date thereafter


1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.





                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $5,000,000,000

Agents' Discounts
  and Concessions ......... .20%-2.50%           $10,000,000-$125,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $4,875,000,000-$4,990,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               __________________

             ABN AMRO INCORPORATED

                  A.G. EDWARDS & SONS, INC.

                        EDWARD JONES & CO., L.P.

                              FIDELITY CAPITAL MARKETS
                                  a division of National Financial
                                  Services Corporation

                                     PRUDENTIAL SECURITIES INCORPORATED

                                           SALOMON SMITH BARNEY

                                 August 16, 1999